Exhibit 99.1
Calumet Specialty Products Partners, L.P. Announces Agreement to Acquire Superior, Wisconsin
Refinery Assets from Murphy Oil Corporation for Approximately $475 Million
INDIANAPOLIS, July 25, 2011 /PRNewswire/ — Calumet Specialty Products Partners, L.P. (the “Partnership” or “Calumet”) (NASDAQ: CLMT) announced today that it has signed a definitive agreement to acquire the Superior, Wisconsin refinery and associated operating assets and inventories (the “Superior Assets”) of Murphy Oil Corporation (NYSE: MUR) for total consideration of approximately $475 million, subject to customary purchase price adjustments (the “Superior Acquisition”). Closing of the transaction is expected to close by the end of the third quarter, subject to customary closing conditions and regulatory approval.
The Superior refinery produces gasoline, distillate, asphalt and specialty petroleum products that are marketed in the Midwest region of the United States, as well as into Canada and surrounding border states. The Superior Assets include inventories valued at approximately $260 million as of June 30, 2011 and various owned and leased finished product terminals.
Highlights of the Superior Assets include the following:
•	Refinery crude oil throughput capacity of approximately 45,000 barrels per day;

•	Refinery complexity rating of 8.9;

•	Distribution of fuel and asphalt products through various owned and leased terminals; and

•	Crude oil feedstocks sourced from northern U.S. and Canada.
“We are pleased to announce our largest acquisition or expansion since our initial public offering,” said Calumet’s Vice Chairman and Chief Executive Officer Bill Grube. “We expect the acquisition to be immediately accretive to distributable cash flow.”
Mr. Grube added, “The Superior refinery acquisition provides us greater scale and development potential to our refining business. The acquired assets will increase our current throughput capacity by 50% to approximately 135,000 barrels per day and will add beneficial geographical diversity to our assets.”
The Partnership intends to finance the Superior Acquisition primarily through a combination of equity and long-term debt, with the timing of such financing depending on market conditions. The Partnership will have the ability to supplement these sources through borrowings under its revolving credit facility to the extent appropriate. The Partnership’s obligation to consummate the Superior Acquisition is not conditioned upon the receipt of financing.
Latham & Watkins LLP is acting as legal counsel to Calumet.
Conference Call Information
A conference call is scheduled for 1:00 p.m. ET (12:00 p.m. CT) Tuesday, July 26, 2011 to discuss the acquisition. Anyone interested in listening to the presentation may call 866-730-5769 and enter passcode 97192764. For international callers, the dial-in number is 857-350-1593 and the passcode is 97192764.
The telephonic replay is available in the United States by calling 888-286-8010 and entering passcode 75245292. International callers can access the replay by calling 617-801-6888 and entering passcode 75245292. The replay will be available beginning Tuesday, July 26, 2011, at approximately 4 p.m. until Tuesday, August 9, 2011.
About the Partnership
The Partnership is a Delaware limited partnership formed in 2005 and is a leading independent producer of high-quality, specialty hydrocarbon products in North America. The Partnership processes crude oil and other feedstocks into customized lubricating oils, white oils, solvents, petrolatums, waxes and other specialty products used in consumer, industrial and automotive products. The Partnership also has contractual arrangements with Houston Refining LP and other third parties which provide additional volumes of finished products for its specialty products segment.
The Partnership also produces fuel products including gasoline, diesel and jet fuel. The Partnership is based in Indianapolis, Indiana and has five facilities located in northwest Louisiana, western Pennsylvania and southeastern Texas.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements and information in this press release may constitute “forward-looking statements.” The words “may,” “intend,” “believe,” “expect,” “anticipate,” “estimate,” “continue” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements include, without limitation, Calumet’s post-Superior Acquisition plans, objectives, expectations and intentions with respect to future operations; Calumet’s expectations with respect to future financial results of the company after the Superior Acquisition; satisfaction of the conditions to the closing of the Superior Acquisition and the possibility that the Superior Acquisition will not close; timing of the completion of the proposed Superior Acquisition; Calumet’s ability to obtain financing to fund a portion of the Superior Acquisition; and expectations with respect to distributions. These forward-looking statements are based on Calumet’s current expectations and beliefs concerning future developments and their potential effect on Calumet. While Calumet believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Calumet will be those that Calumet anticipates. All subsequent written and oral forward-looking statements concerning Calumet, Murphy Oil, the proposed transaction or other matters and attributable to Calumet or Murphy Oil or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Calumet undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.
CONTACT: Jennifer Straumins, Investor Relations of Calumet Specialty Products Partners, L.P., +1-317-328-5660, jennifer.straumins@calumetspecialty.com